Exhibit 10.27

CHANGE IN CONTROL/NONCOMPETITION AGREEMENT

This Change in Control/Noncompetition Agreement (this “Agreement”) is entered into as of the 15th day of December 2003 by and among Enterprise Bancorp, Inc., a Massachusetts corporation (the “Company”), and its wholly owned subsidiary, Enterprise Bank and Trust Company, a Massachusetts bank and trust company with its main office in Lowell, Massachusetts (the “Bank”) (the Bank and the Company shall be hereinafter collectively referred to as the “Employers”), and Paul M. O’Connell, Jr. of 6134 Lexington Ridge Dr., Lexington, Massachusetts (the “Executive”).

1.                                       Purpose.  In order to allow the Executive to consider the prospect of a Change in Control (as defined in Section 2 hereof) in an objective manner and in consideration of the Executive’s agreement to abide by the confidentiality and noncompetition provisions set forth in Section 8 hereof and the services to be rendered by the Executive to the Bank, and in order to protect the ongoing business interests and competitiveness of the Employers and in consideration of the Employers’ agreement to provide the severance benefits to protect the Executive in the event of a Change in Control as set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Executive and the Employers, the parties have entered into this Agreement and have mutually agreed to be bound by the terms and conditions hereof.

2.                                       Change in Control.  For purposes of this Agreement, the term “Change in Control” shall have the same meaning as defined in the Company’s 2003 Stock Incentive Plan, as the same may be amended and continue in effect from time to time hereafter.

3.                                       Terminating Event.  For purposes of this Agreement, the term “Terminating Event” shall mean any termination of the employment of the Executive with the Bank for any reason, whether or not such termination is initiated by the Bank, including without limitation termination for cause or by reason of the Executive’s death or disability, or by the Executive, including without limitation resignation by reason of retirement or for no reason at all.

4.                                       Severance Payments.

(a)                                  If a Terminating Event occurs within two (2) years after the date on which a Change in Control has occurred, then the Executive shall be entitled to receive the following:

(i)                                     an aggregate amount equal to 1.5 times the Executive’s “Highest Annual Compensation” (as defined in paragraph (c) of this Section 4), such amount to be paid out in equal periodic installments in accordance with the Bank’s ordinary payroll practices over the eighteen-month period commencing on the first payroll payment date after the date on which the Executive’s employment with the Bank terminates (the “Date of Termination”);

(ii)                                  any base salary, commissions or other compensation accrued or earned, but not yet paid, as of the Date of Termination and any annual or other bonus actually awarded, but not yet paid, as of the Date of Termination, such amounts to be paid on the Date of Termination;

(iii)                               reimbursement for all business expenses for which the Executive would ordinarily be reimbursed by the Employers in the ordinary course of business in accordance with the Employers’ policies, programs, procedures or practices incurred, but not yet paid, as of the Date of Termination, such amount to be paid on the Date of Termination;

(iv)                              payment of the per diem value of any unused vacation days, whether deemed to be accrued or unaccrued, that would be available to the Executive through the end of the calendar year (but not beyond) in which the Date of Termination occurs;

(v)                                 continuation of the Employers’ employee welfare benefit plans, programs and practices in which the Executive and his spouse and any other eligible dependents participate or are eligible to participate as of the Date of Termination or, if more favorable to the Executive, as of the date of a Change in Control, at the levels in effect on, and at the same out-of-pocket costs to the Executive as of, the Date of Termination or, if more favorable to the Executive, as of the date of a Change in Control, for the eighteen-month period commencing on the Date of Termination (or, if such continuation is not permitted by applicable law or if the Bank’s Board of Directors so determines in its sole discretion, the Bank shall pay to the Executive a cash amount equal to the difference between (A) the aggregate amount that would be required to be paid by the Executive in order for the Executive to obtain a continuation of such benefits and coverages for such eighteen-month period for himself, his spouse and any other eligible dependents under or through one or more plans, programs or other arrangements provided by one or more unaffiliated third parties and (B) the out-of-pocket costs that would be incurred by the Executive in accordance with the terms hereof if such continuation of benefits and coverages were provided under the Employers’ employee welfare benefit plans, programs and practices);

(vi)                              reimbursement for the reasonable fees of a professional out-placement service selected by the Executive within ninety (90) days after the Date of Termination, such amount to be paid promptly after the expense is incurred; and

(vii)                           any other compensation and benefits as may be provided in accordance with the terms of any applicable plans, programs, policies, procedures or practices of the Employers.

(b)                                 If a Terminating Event occurs within one (1) year prior to the date on which a Change in Control occurs, then the Executive shall be entitled to receive, as provided in this paragraph (b), all of the payments and benefits that he would have been entitled to receive under paragraph (a) of this Section 4 if such Terminating Event had occurred within two (2) years after the date on which a Change in Control has occurred, unless such Terminating Event occurs as a result of a termination for Cause (as such term is defined in paragraph (f) of Section 8 below), in which case no increase or adjustments to the amounts paid or benefits provided to the Executive in connection with such Terminating Event shall be made under this paragraph (b).  If required in accordance with the immediately preceding sentence, the amounts paid and benefits provided to the Executive in connection with a Terminating Event that occurs within one (1) year prior to the date on which a Change in Control occurs shall be increased or otherwise adjusted to ensure that the Executive receives the full payments and benefits contemplated by paragraph (a) of this Section 4, as if such Terminating Event had occurred within two (2) years after the date on which a Change in Control has occurred.  If the payments and/or benefits to be received by the Executive in connection with a Terminating Event that has occurred within one (1) year prior to the date on which a Change in Control occurs are required to be increased or adjusted under this paragraph (b), then the Executive shall be paid on the first ordinary payroll payment date of the Bank following the occurrence of such Change in Control the cash amount necessary to ensure that as of such date the Executive shall have received the full amounts of the payments and benefits that the Executive would have received as of such date under paragraph (a) of this Section 4 if such Terminating Event had occurred within two (2) years after the date on which a Change in Control has occurred (including without limitation the economic equivalent of any noncash benefits that have not been provided to the Executive during the period from the date on which such Terminating Event occurred and the date on which such Change in Control occurred) and from and after such payroll payment date the Executive shall receive the full amounts of the remaining payments and benefits that the Executive is required to receive under paragraph (a) of this Section 4 in accordance with the terms thereof (including without limitation, to the extent that reimbursement for the reasonable fees of a professional out-placement service selected by the Executive has not already then been paid hereunder, such reimbursement with respect to a professional out-placement service selected by the Executive within ninety (90) days after the occurrence of such Change in Control).

(c)                                  For purposes of this Section 4, the Executive’s “Highest Annual Compensation” shall mean, as determined as of any Date of Termination, the sum of (i) the highest per annum rate of base salary paid by the Employers to the Executive at any time during the three-year period prior to such Date of Termination, (ii) the highest amount of commission or other compensation (which is not otherwise included in the base salary and bonus amounts referred in clauses (i) and (iii) of this paragraph (c)) paid by the Employers to the Executive with respect to any of the three most recently completed fiscal years of the Bank prior to such Date of Termination, and (iii) the highest annual incentive compensation or other bonus amount paid by the Employers to the Executive (or which would have been paid but for an election by the Executive to defer payment to a later period) with respect to any of the three most recently completed fiscal years of the Bank prior to such Date of Termination.

(d)                                 In the event of any dispute concerning payments or other benefits to be received by the Executive under this Section 4, the Executive shall be entitled until the resolution of such dispute to be paid in accordance with the Bank’s ordinary payroll practices his then current base salary and to continue to receive all other welfare benefits then being provided to him by the Employers, and there shall be no reduction whatsoever of any amounts subsequently paid to the Executive upon resolution of such dispute as a result of, or in respect to, such interim payments or coverage.

(e)                                  In the event that any payments or benefits are to be received by the Executive under this Section 4, the Executive shall be under no obligation to seek other employment or to mitigate damages and there shall be no offset against any amount due the Executive under this Agreement for any reason, including, without limitation, on account of any remuneration or benefits attributable to any subsequent employment that the Executive may obtain.

(f)                                    Anything in this Agreement or in any other agreement, contract, understanding, plan or program entered into or maintained by the Employers to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employers to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and/or any successor provision or section thereto (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, collectively, the “Excise Tax”), and if the Payments less the Excise Tax would be less than the amount of the Payments that would otherwise be payable to the Executive without imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax (and taking into account any reduction in the Payments provided by reason of Section 280G of the Code in any such other agreement, contract, understanding, plan or program), the cash and non-cash payments and benefits payable to the Executive shall be reduced (with the executive being provided with the amount of each payment and benefit as calculated by the Employers and given ten (10) business days in which to prioritize the order of reduction of each such payment or benefit); but only if, by reason of any such reduction, the Payments with any such reduction shall exceed the Payments less the Excise Tax without any such reduction.  For purposes of this Section 4(f), (i) no portion of the Payments, the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the Date of Termination, shall be taken into account, (ii) no portion of the Payments shall be taken into account that, in the opinion of tax counsel selected in good faith by the Employers, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including without limitation by reason of Section 280G(b)(4)(A) of the Code, (iii) any payments and/or benefits under this Agreement or otherwise for services to be rendered on or after the effective date of a Change in Control shall be reduced only to the extent necessary so that such payments and/or benefits in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in the immediately preceding clause (ii) of this sentence, and (iv) the value of any non-cash payment or benefit or any deferred payment or benefit included in the Payments shall be determined by the Employers’ independent auditors in accordance with the principles of Sections 280G(d)(3) and 280G(d)(4) of the Code and the applicable regulations or proposed regulations under the Code.  Except as otherwise provided in this Section 4(f), the foregoing calculations and determinations shall be made in good faith by the Employers and shall be conclusive and binding upon the parties.  The Employers shall pay all costs and expenses incurred in connection with any such calculations or determinations.

5.                                       Employment Status.  This Agreement is not an agreement for the employment of the Executive and shall confer no rights on the Executive except as herein expressly provided.

6.                                       Term.  This Agreement shall take effect on and as of the date hereof and shall terminate, subject to the applicability of paragraph (b) of Section 4 above, upon the earlier of (a) termination of the employment of the Executive for reason of the Executive’s death or permanent disability, in which case any amounts due to the Executive or his estate or legal representative, as the case may be, shall be determined in accordance with Section 4 of this Agreement, if applicable, or otherwise in accordance with the Employers’ applicable plans, programs, policies, procedures or practices then in effect, (b) the resignation or termination of the Executive for any reason prior to a Change in Control, or (c) the second anniversary of the date on which a Change in Control shall have occurred; provided, however, that in any event the provisions of Section 8 hereof shall remain in full force and effect in accordance with their terms.

7.                                       Withholding.  All payments made by the Employers under this Agreement shall be net of any tax or other amounts required to be withheld by the Employers under applicable law.

8.                                       Confidential Information; Noncompetition.

(a)                                  Confidentiality.  The Executive shall not, during or after the period during which he is employed by the Bank, disclose any Confidential Information (as defined herein) to any natural person or entity, other than the Employers or any of their affiliates or any of the Employers’ or their affiliates’ employees, consultants, advisors, agents or other representatives who have a need to know any such information, for any reason or purpose whatsoever.  The term “Confidential Information” shall mean all confidential information of or relating to the Employers and any of their affiliates, including without limitation financial information and data, business plans and information regarding prospects and opportunities (such as, by way of example only, client and customer lists and acquisition, disposition, expansion, product development and other strategic plans), but does not include any information that is or becomes public knowledge by means other than the Executive’s breach or nonobservance of his obligations described in this paragraph (a).  Notwithstanding the foregoing, the Executive may disclose such Confidential Information as he may be legally required to do so on the advice of counsel in connection with any legal or regulatory proceeding; provided, however, that the Executive shall provide the Employers with prior written notice of any such required or potentially required disclosure and shall cooperate with the Employers and use his best efforts under such circumstances to obtain appropriate confidential treatment of any such Confidential Information that may be so required to be disclosed in connection with any such legal or regulatory proceeding.  The Executive’s obligation to refrain from disclosing any Confidential Information under this paragraph (a) shall continue in effect in accordance with its terms following any termination of this Agreement pursuant to Section 6 above.

(b)                                 Noncompetition.  If the Executive’s employment with the Bank is terminated for any reason prior to a Change in Control (whether or not such termination is initiated by the Bank or by the Executive), then during the period of one (1) year following the date of such termination (and assuming no Change in Control occurs at any time during such one-year period), the Executive shall not:  (i) directly or indirectly, whether as owner, partner, shareholder (other than the holder of 1% or less of the common stock of any company the common stock of which is listed on a national stock exchange or quoted on the Nasdaq Stock Market), consultant, agent, employee or otherwise, engage in competition with the Employers or any of their affiliates within a ten (10) mile radius of any city or town in which the Bank or any affiliate has a branch or other office; or (ii) hire or attempt to hire, or assist in hiring, any employees of the Employers or any of their affiliates, or solicit, encourage or induce any such employee to terminate his or her relationship with the Employers or any such affiliate; or (iii) solicit, encourage or induce any customer or client of the Employers or any of their affiliates to terminate his or its relationship with the Employers or any such affiliate or to do business with anyone other than the Employers and their affiliates.  Notwithstanding any of the foregoing provisions contained in this paragraph (b), none of the restrictions contained herein shall apply to the Executive’s conduct following any termination of employment with the Bank during any period following the occurrence of a Change in Control.

(c)                                  Payments During Noncompetition Period.  During the period of restriction on the Executive’s conduct following a termination of employment with the Bank, as set forth in paragraph (b) of this Section 8, if such employment has been terminated by the Bank (as distinguished from a termination initiated by the Executive) for any reason other than a termination for Cause (as defined in paragraph (f) of this Section 8), then the Executive shall be paid in equal periodic installments in accordance with the Bank’s ordinary payroll practices, commencing on the first payroll payment date after the date on which the Executive’s employment with the Bank shall have been terminated, an amount equal, on an annualized basis, to seventy-five percent (75%) of the sum of (i) the per annum rate of base salary paid by the Employers to the Executive as of the date on which the Executive’s employment with the Bank is terminated, (ii) the amount of commission or other compensation (which is not otherwise included in the base salary and bonus amounts referenced in clauses (i) and (iii) of this paragraph (c)) paid by the Employers to the Executive with respect to the most recently completed fiscal year prior to such date on which the Executive’s employment with the Bank is terminated, and (iii) the annual incentive or other bonus amount paid by the Employers to the Executive (or which would have been paid but for an election by the Executive to defer payment to a later period) with respect to the most recently completed fiscal year prior to such date on which the Executive’s employment with the Bank is terminated.

(d)                                 Injunctive Relief.  The Executive acknowledges and agrees that the Employers will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 8.  The Executive agrees that the Employers shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 8, and to specific performance of each of the terms of this Section 8 in addition to any other legal or equitable remedies that the Employers may have.  The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 8, raise the defense that the Employers have an adequate remedy at law.

(e)                                  Special Severability.  The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.

(f)                                    Cause Defined.  Termination by the Bank of the Executive’s employment for “Cause” shall mean termination on the basis of (i) the Executive’s willful and continued failure to substantially perform his employment duties (other than any such failure resulting from the Executive’s death or incapacity due to physical or mental illness) after (A) a written demand for substantial performance is delivered to the Executive by the Bank’s Chief Executive Officer, which demand specifically identifies the manner in which the Chief Executive Officer believes that the Executive has not substantially performed his employment duties, and (B) the Executive has been afforded a reasonable opportunity to meet with the Chief Executive Officer regarding such assertions of nonperformance, or (ii) the Executive’s willfully engaging in conduct which is demonstrably and materially injurious to the Bank, monetarily or otherwise.  For purposes of this paragraph (f), no act, or failure to act, on the part of the Executive shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Bank.  The Executive shall be deemed to have been terminated for Cause only at such time as there shall have been delivered to him a written notice of termination by the Bank, which specifies in detail the particulars of the Executive’s conduct that serve as the basis for such termination for Cause.

9.                                       Arbitration Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach hereof, other than an action brought by the Employers for injunctive or other equitable relief in the enforcement of the Employers’ rights under Section 8 above, in which case such action may be brought in any court of competent jurisdiction, shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Employers, one by the Executive and the third by the first two arbitrators.  If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Boston, Massachusetts.  Such arbitration shall be conducted in the City of Boston, Massachusetts in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 9.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

10.                                 Successors.

(a)                                  Each of the Company and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its businesses and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent as if no such succession had taken place.  Failure of either the Company or the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation in the same amount and on the same terms as he would be entitled to hereunder if a Terminating Event were to occur within two (2) years after a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed to be the date of  such Terminating Event.  As used in this Agreement, “Company,” “Bank” and “Employers” shall mean the Company, the Bank and the Employers as hereinbefore defined and any successor to the business and/or assets of either the Company or the Bank as aforesaid which successor assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Employers and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.  In the event of the Executive’s death prior to the completion by the Employers of all payments due him under this Agreement, the Employers shall continue such payments to the Executive’s beneficiary designated in writing to the Employers prior to his death (or to his estate, if he fails to make such designation).

11.                                 Enforceability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.                                 Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any terms or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such terms or obligation or be deemed a waiver of any subsequent breach.

13.                                 Notices.  Any notices, requests, demands and other communication provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Employers or, in the case of the Employers, at their executive offices, attention of the Chief Executive Officer.

14.                                 Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by duly authorized representatives of each of the Employers.

15.                                 Governing Law.  This is a Massachusetts contract and shall be construed under and is governed in all respect by the laws of the Commonwealth of Massachusetts.

16.                                 Captions.  The captions of this Agreement are for convenience of reference only, are not part of the terms of this Agreement and shall have no force or effect in the application or interpretation thereof.

17.                                 Entire Agreement.  This Agreement contains the entire agreement between the parties to this Agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

18.                                 Bank Regulatory Limitations.  Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any applicable regulations promulgated thereunder.  In addition, to the extent required by applicable law, regulation, regulatory policy or other regulatory requirement, the aggregate amount and/or value of the compensation paid as a result of any termination of the Executive’s employment with the Employers, regardless of the reason for any such termination of employment, shall not exceed the limit prescribed by such applicable law, regulation, regulatory policy or other regulatory requirement.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument on behalf of the Employers by their duly authorized officers and by the Executive as of the date first above written.

ATTEST:	ENTERPRISE BANCORP, INC.

/s/ Arnold S. Lerner	By:	/s/ George L. Duncan
Arnold S. Lerner		George L. Duncan
Chairman and Chief Executive Officer

ATTEST:	ENTERPRISE BANK AND TRUST COMPANY

/s/ Arnold S. Lerner	By:	/s/ George L. Duncan
Arnold S. Lerner		George L. Duncan
Chairman and Chief Executive Officer

WITNESS:	EXECUTIVE

/s/ John P. Clancy, Jr.	/s/ Paul M. O’Connell, Jr